EXHIBIT 21

SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION
Patterson Dental Holdings, Inc.	Minnesota
Patterson Dental Supply, Inc.	Minnesota
Dolphin Imaging Systems, LLC	Delaware
Dolphin Practice Management, LLC	Delaware
Direct Dental Supply Co.	Nevada
Patterson Technology Center, Inc.	Minnesota
Patterson Dental Canada Inc.	Canada
PCI Limited I, LLC	Delaware
PCI Limited II, LLC	Delaware
PCI Two Limited Partnership	England
PDC Funding Company, LLC	Minnesota
PDC Funding Company II, LLC	Minnesota
PDC Funding Company III, LLC	Minnesota
PDC Funding Company IV, LLC	Minnesota
Animal Health International, Inc.	Colorado
Aspen Veterinary Resources, Ltd.	Colorado
Hawaii Mega-Cor., Inc.	Hawaii
Turnkey Computer Systems, LLC	Texas
Advanced Veterinary Services, LLC	Colorado
AVS West, Inc.	California
IAH Properties, LLC	Colorado
Indiana Animal Health, LLC	Colorado
Patterson Veterinary Supply, Inc.	Minnesota
PVSI Products, LLC	Minnesota
Patterson Teleradiology, LLC	Colorado
Patterson Management, LP	Minnesota
PDCO HoldCo (Canada), Inc	Canada
Kane Veterinary Supplies, Ltd.	Canada
Patterson (PDCO) Holdings UK Limited	England and Wales
National Veterinary Services Limited	England and Wales
Patterson Logistics Services, Inc.	Minnesota